Exhibit 99.1

IFMI Announces Privately Negotiated Share Repurchase

Philadelphia and New York, August 17, 2011 – Institutional Financial Markets, Inc. (NYSE AMEX: IFMI), a leading investment firm specializing in credit-related fixed income investments, today announced that it has repurchased 647,701 shares (the “Shares”) of its common stock from an unrelated third-party in a privately negotiated transaction. The aggregate purchase price was $1,457,327.25, which represents a per share price of $2.25. IFMI repurchased the Shares using cash on hand.

About IFMI

IFMI is a leading financial services company specializing in credit-related fixed income investments. IFMI was founded in 1999 as an investment firm focused on small-cap banking institutions, but has grown to provide an expanding range of asset management, capital markets, and investment banking solutions to institutional investors and corporations. IFMI’s primary operating segments are Capital Markets and Asset Management. The Capital Markets segment consists of credit-related fixed income sales and trading as well as new issue placements in corporate and securitized products, operating primarily through IFMI’s subsidiaries PrinceRidge Holdings LP and JVB Financial Holdings, LLC. The Asset Management segment manages assets through listed and private companies, funds, managed accounts, and collateralized debt obligations. As of June 30, 2011, IFMI managed approximately $9.3 billion in credit-related fixed income assets in a variety of asset classes including U.S. trust preferred securities, European hybrid capital securities, Asian commercial real estate debt, and mortgage- and asset-backed securities. For more information, please visit www.ifmi.com.

Contact:

Investors: Institutional Financial Markets, Inc. Joseph W. Pooler, Jr., 215-701-8952 Executive Vice President and Chief Financial Officer investorrelations@ifmi.com	Media: Joele Frank, Wilkinson Brimmer Katcher James Golden, 212-355-4449 jgolden@joelefrank.com